UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ONE STOP SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0885351
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2235 Enterprise Street #110 Escondido, California 92029
(Address of Principal Executive Offices and Zip Code)

ONE STOP SYSTEMS, INC. 2017 EQUITY INCENTIVE PLAN

ONE STOP SYSTEMS, INC. 2015 STOCK OPTION PLAN

ONE STOP SYSTEMS, INC. 2011 STOCK OPTION PLAN

ONE STOP SYSTEMS, INC. 2000 STOCK OPTION PLAN

(Full title of the plans)

David Raun

One Stop Systems, Inc.

2235 Enterprise Street #110

Escondido, California 92029

(760) 745-9883

(Name, address, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Dennis J. Doucette, Esq.

Procopio, Cory, Hargreaves & Savitch LLP

12544 High Bluff Drive, Suite 400

San Diego, CA 92130

858-720-6300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value per share	3,000,000 shares (2)	$6.24 (3)	$18,720,000.00	$2,042.35
Common stock, $0.0001 par value per share	355,085 shares (4)	$1.95 (5)	$692,415.75	$75.54
Common stock, $0.0001 par value per share	188,029 shares (6)	$0.76 (7)	$142,902.04	$15.59
Total	3,543,114 shares	—	$19,555,317.79	$2,133.48

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plans as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)

Represents 3,000,000 shares of common stock authorized under the One Stop Systems, Inc. 2017 Equity Incentive Plan (the “2017 Plan”), which number consists of (a) 1,473,765 shares of common stock subject to outstanding awards under the 2017 Plan, and (b) up to an additional 1,526,235 shares of common stock available for future grants under the 2017 Plan pursuant to its terms. To the extent outstanding awards under the 2017 Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will be available for future issuance under the 2017 Plan.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act. The computation is based on the average high and low prices of the registrant’s Common Stock as reported on the Nasdaq Capital Market on June 14, 2021 to be $6.49 and $5.99, respectively.

(4)

Represents 355,085 shares of common stock subject to outstanding awards under the One Stop Systems, Inc. 2015 Stock Option Plan (the “2015 Plan”). To the extent outstanding awards under the 2015 Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will no longer be available for future issuance.

(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. The Proposed Maximum Offering Price Per Share is $1.95 per share, which is the weighted average exercise price of outstanding awards granted under the 2015 Plan.

(6)

Represents 188,029 shares of common stock subject to outstanding awards under the One Stop Systems, Inc. 2011 Stock Option Plan (the “2011 Plan”). To the extent outstanding awards under the 2011 Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will no longer be available for future issuance.

(7)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. The Proposed Maximum Offering Price Per Share is $0.76 per share, which is the weighted average exercise price of outstanding awards granted under the 2011 Plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by One Stop Systems, Inc. (the “Company”) for the purpose of registering additional shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), issued or which were available for grant and issuance under the Company’s 2017 Plan, 2015 Plan, and 2011 Plan (collectively, the “Plans”). This Registration Statement relates to 3,543,114 shares of Common Stock issuable to employees, officers, directors, consultants and advisors of the Company under the Plans. Effective as of May 19, 2021, the number of shares of Common Stock available for grant and issuance under the 2017 Plan was increased by 1,500,000. As a result, the Company is authorized to issue a total of 3,000,000 shares of Common Stock under the 2017 Plan.

Pursuant to General Instruction E of Form S-8, the contents of the Registration Statement on Form S-8 of the Company filed with the Securities and Exchange Commission (the “Commission”) on October 3, 2018 (Registration No. 333-227671), including any amendments thereto or filings incorporated therein, are incorporated herein by this reference to the extent not replaced hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 25, 2021;

2.	The Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 20, 2021;

3.	The Company’s Quarterly Report on Form 10-Q, filed with the Commission on May 13, 2021;

4.	The Company’s Current Reports on Form 8-K filed with the Commission on March 3, 2021 and May 24, 2021;

5.

The description of the Company’s common stock set forth in the Company’s Registration Statement on Form 8-A12B (Registration No. 001-38371), filed by the Company with the Commission under Section 12(b) of the Exchange Act, on January 29, 2018, including any amendments or reports filed for the purpose of updating such description; and

All documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 8. Exhibits.

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 6, 2018).

4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on February 6, 2018).

4.3	Form of Common Stock Certificate of One Stop Systems, Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-222121) filed with the Commission on January 16, 2018).

5.1*	Opinion of Procopio, Cory, Hargreaves & Savitch LLP.

10.1	One Stop Systems, Inc. 2017 Equity Incentive Plan and related form agreements (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (Registration No. 333-222121) filed with the Commission on December 18, 2017).

10.2	Amendment No. 1 to One Stop Systems, Inc. 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on June 25, 2020.

10.3	One Stop Systems, Inc. 2015 Stock Option Plan and related form agreements (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1 (Registration No. 333-222121) filed with the Commission on December 18, 2017).

10.4	One Stop Systems, Inc. 2011 Stock Option Plan and related form agreements (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1 (Registration No. 333-222121) filed with the Commission on December 18, 2017).

10.5	One Stop Systems, Inc. 2000 Stock Option Plan and related form agreements (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1 (Registration No. 333-222121) filed with the Commission on December 18, 2017).

23.1*	Consent of Haskell & White LLP, independent registered public accounting firm.

23.2*	Consent of Procopio, Cory, Hargreaves & Savitch LLP (incorporated by reference to Exhibit 5.1 to this Registration Statement on Form S-8).

24.1*	Powers of Attorney (incorporated by reference to the Signature Page of this Registration Statement on Form S-8).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Escondido, State of California, on June 21, 2021.

ONE STOP SYSTEMS, INC.

By:	/s/ David Raun
David Raun
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David Raun as his or her true and lawful attorney-in-fact and agent with the full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

***

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ David Raun	President and Chief Executive Officer (Principal Executive Officer)	June 21, 2021
David Raun

/s/ John W. Morrison Jr.	Chief Financial Officer (Principal Accounting and Financial Officer)	June 21, 2021
John W. Morrison Jr.

/s/ Kenneth Potashner	Chairman	June 21, 2021
Kenneth Potashner

/s/ Kimberly Sentovich	Director	June 21, 2021
Kimberly Sentovich

/s/ Sita Lowman	Director	June 21, 2021
Sita Lowman

/s/ Jack Harrison	Director	June 21, 2021
Jack Harrison

/s/ Gioia Messinger	Director	June 21, 2021
Gioia Messinger

/s/ Greg Matz	Director	June 21, 2021
Greg Matz